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For further information, please contact:
Glenn L. Purple
Vice President-Finance
Tel: (860) 677-2603
                                                         FOR IMMEDIATE RELEASE

          EDAC TECHNOLOGIES REPORTS SECOND CONSECUTIVE QUARTERLY PROFIT


FARMINGTON, Conn., August 3, 2004 -- EDAC Technologies Corporation (OTC Bulletin
Board: EDAC.OB), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the second quarter of 2004.

Sales for the second quarter of 2004 were $8,767,000 and net income was $264,000 or $0.06 per diluted share versus sales of $7,138,000 and net income of $7,228,000 or $1.60 per diluted share for the second quarter of 2003. The second quarter of 2003 benefited from a gain of $7,253,000 from debt restructuring. Without the gain, the net loss for the quarter ended June 28, 2003 would have been $25,000.

For the six months ended July 3, 2004, sales were $16,073,000 and net income was $553,000 (including a gain of $250,000 from debt forgiveness) or $0.12 per diluted share versus sales of $13,247,000 and net income of $6,737,000 or $1.50 per diluted share for the six months ended June 28, 2003. Without the $7,253,000 gain on debt restructuring, the net loss for the six months ended June 28, 2003 would have been $516,000.

Commenting on the second quarter, Dominick A. Pagano, President and Chief Executive Officer, said, "Our increase in sales from $7,138,000 to $8,767,000 was due to increased sales to our machine tool and aerospace customers. This plus the improved efficiency and hard work of our employees resulted in increases in our operating profit of $314,000 for the quarter as compared to the second quarter of 2003, and $854,000 for the first six months in the current year compared with the first half of 2003. This was the second consecutive quarter that EDAC has generated a positive net income exclusive of gains on debt restructuring, since the fourth quarter of 2001. Sales backlog was approximately $19,800,000 at the end of the second quarter, up from $18,000,000 at the start of the fiscal year. Our liquidity has improved significantly by an agreement with our largest aerospace customer that provided for a $1.8 million advance payment in July for inventory previously put on hold. With our debt now at a seven year low, we are better positioned to pursue opportunities in all of our product lines and remain optimistic about our future."

ABOUT EDAC TECHNOLOGIES CORPORATION
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.



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Cautionary Statement Regarding Forward Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as "plans," seeks," "projects," "expects," "believes," "may," "anticipates," "estimates," "should," and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company's ability to enter into satisfactory financing arrangements. These and other factors are described in the Company's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
FINANCIAL HIGHLIGHTS


                                               For the three months ended               For the six months ended
                                           --------------------------------        --------------------------------
                                               July 3,            June 28,             July 3,           June 28,
                                                2004                2003                2004               2003
                                           ------------        ------------        ------------        ------------
Sales                                      $  8,766,891        $  7,137,812        $ 16,073,384        $ 13,247,145
Cost of sales                                 7,697,022           6,253,856          14,159,015          11,985,572
                                           ------------        ------------        ------------        ------------
    Gross profit                              1,069,869             883,956           1,914,369           1,261,573

Selling, general and
  and administrative
  expenses                                      634,617             762,631           1,272,286           1,473,561
                                           ------------        ------------        ------------        ------------
Income (loss)
   from operations                              435,252             121,325             642,083            (211,988)

Non-operating income
  (expense):
    Interest                                   (163,221)           (177,415)           (322,314)           (346,933)
    Gain on debt forgiveness                         --                  --             250,000                  --
    Gain on debt restructuring                       --           7,253,203                  --           7,253,203
    Other                                            --              31,294                  --              43,213
                                           ------------        ------------        ------------        ------------
Income before
  income taxes                                  272,031           7,228,407             569,769           6,737,495

Provision for income taxes                        8,000                  --              17,000                  --
                                           ------------        ------------        ------------        ------------

Net income                                 $    264,031        $  7,228,407        $    552,769        $  6,737,495
                                           ============        ============        ============        ============
Income per common share data:
 Basic                                        $    0.06           $    1.64           $    0.12           $    1.53
                                              =========           =========           =========           =========
 Diluted                                      $    0.06           $    1.60           $    0.12           $    1.50
                                              =========           =========           =========           =========

Weighted average shares outstanding:
 Basic                                        4,444,438           4,415,803           4,444,438           4,415,881
 Diluted                                      4,633,146           4,514,220           4,625,185           4,480,779


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